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FOR RELEASE JUNE 28, 2000

FOR MORE INFORMATION CONTACT:

Patrick M. Fahey - President and Chief Executive Officer - (206) 340-4727 Joe Sexton - Corporate Relations Manager - (360) 279-4654

                BETTE J. FLORAY APPOINTED CHIEF FINANCIAL OFFICER
             AND EXECUTIVE VICE-PRESIDENT OF INTERWEST BANCORP, INC.

OAK HARBOR, WA - JUNE 28, 2000 - InterWest Bancorp, Inc., (Nasdaq: IWBK) announced that effective July 1, 2000, Ms. Bette J. Floray has been appointed to the position of Executive Vice-President and Chief Financial Officer of InterWest Bancorp, Inc. and its banking subsidiary InterWest Bank. Ms. Floray will be responsible for the direction and reporting of all financial and accounting activities and functions of the Bancorp. She will report to Patrick
M. Fahey, President and CEO of InterWest Bancorp, Inc.

"In her financial management roles within Pacific Northwest Bank, Bette has made very significant contributions and changes in the areas of capital management, increased operating efficiencies and overall corporate strategy and direction," said Fahey. "Her background and experience make her well-suited to lead this vital part of our organization," he added.

Ms. Floray brings over 20 years of banking experience to InterWest. She has been affiliated with several financial institutions in several managerial and executive positions. She has a very diverse financial background in areas including asset and liability management, investment management, liquidity and capital management, financial planning and analysis and strategic planning. She is a graduate in Business Administration from the University of Washington.

"As we continue our expansion into commercial banking and consolidate into one Company operating under one common operating system, it is crucial that we operate in the most efficient way we can to recognize not only savings for the company, but the best return for our shareholders," said Floray.

Mr. Glenn Mouw, Executive Vice-President and current Chief Financial Officer announced that he will be leaving InterWest Bancorp, effective September 30, 2000. In the interim, Mr. Mouw will continue in the role of Executive Vice-President for InterWest Bancorp and will focus on the Bancorp's transition efforts, reviewing the activity and changes within mortgage banking and strategic planning for future merger and acquisition activities.

"Glenn has been instrumental in the evolution of InterWest Bancorp and InterWest Bank and his efforts in our most recent transition are greatly appreciated," said Fahey.


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InterWest Bancorp, Inc., is a Pacific Northwest commercial bank holding company, operating 55 financial centers in Washington through its current bank subsidiaries InterWest Bank, Pacific Northwest Bank and Bank of Tukwila, N.A. InterWest Bank also operates two non-banking subsidiaries, InterWest Financial Services, Inc. and InterWest Insurance Agency Inc.

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